Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116753 of Great Lakes Bancorp, Inc. and subsidiary on Form S-8 of our report dated February 26,2004 on the consolidated balance sheet of Great Lakes Bancorp, Inc. and subsidiary as of December 31,2003 and the related consolidated statements of operations, stockholders' equity and cash flows of Great Lakes Bancorp, Inc. and subsidiary for the years ended December 31, 2003 and 2002, appearing in this Annual Report on Form 10-KSB of Great Lakes Bancorp, Inc. and subsidiary for the year ended December 31, 2004.

/s/ Freed Maxick & Battaglia,CPA's, PC

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Buffalo, New York